UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2013 (September 17, 2013)

AMERICAN RESIDENTIAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35899	45-4941882
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

7047 East Greenway Parkway, Suite 350

Scottsdale, AZ 85254

(Address of principal executive offices) (Zip code)

(480) 474-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 17, 2013, American Residential Properties, Inc. (the “Company”), American Residential Properties OP, L.P., the Company’s operating partnership (the “Operating Partnership”), American Residential GP, LLC, the wholly owned subsidiary of the Company that is the general partner of the Operating Partnership (the “GP”), and American Residential Properties TRS, LLC, a subsidiary of the Operating Partnership, as guarantors, American Residential Leasing Company, LLC, as the borrower (the “Borrower”), and certain other subsidiaries of the Operating Partnership (the foregoing entities and their consolidated subsidiaries, collectively, “the “Consolidated Group”) entered into an amended and restated credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, letters of credit issuer and a lender, Morgan Stanley Senior Funding, Inc., as syndication agent and a lender, KeyBank National Association, as documentation agent and a lender, and Barclays Bank PLC, Jeffries Group, Inc., Raymond James Bank, N.A., and Comerica Bank, as lenders (all of the lenders, collectively, the “Lenders”), to amend and restate in its entirety that certain credit agreement dated as of January 18, 2013, as amended, among the Company, the Borrower, certain of the Lenders and others (the “Original Credit Agreement”). Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as sole lead arranger and sole book manager for the senior secured credit facility that the Credit Agreement governs.

The Credit Agreement is secured by the Company’s ownership interest in the Borrower, which is a wholly owned subsidiary of the Operating Partnership.

The Credit Agreement amended the Original Credit Agreement governing the Company’s senior secured revolving credit facility to, among other changes: (1) increase the borrowing capacity from $150 million to $290 million; and (2) increase the size of the accordion feature to allow the Company to further increase the maximum borrowing capacity to $500 million, subject to meeting certain criteria and obtaining additional commitments from one or more of the Lenders.

All other provisions and terms of the Original Credit Agreement remain substantially the same in the Credit Agreement. The Credit Agreement matures in January 2015 and has an optional one-year extension (assuming compliance with applicable covenants). Borrowings under the credit facility bear interest, at the Company’s option, at either the one-month, two-month, three-month or six-month Eurodollar rate or the base rate, plus, in each case, a spread based on a ratio of total indebtedness to total asset value (each as defined in the Credit Agreement) ranging from less than or equal to 45% to greater than 55%. The Eurodollar rate for an interest period is the London Interbank Offered Rate (“LIBOR”) for a term equivalent to such period plus a spread ranging from 2.50% to 3.25% (determined as described in the preceding sentence) and the base rate for any day is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate” for such day and (c) the one-month Eurodollar rate plus 1.00% plus a spread ranging from 1.50% to 2.25% (determined as described in the preceding sentence). The amount available to borrow under the credit facility is subject to limitations governed by calculations based on the cost, value and debt yield supported by the properties that form the borrowing base of the credit facility. As of September 17, 2013, the Company had approximately $145 million outstanding under the senior secured revolving credit facility.

The Credit Agreement requires compliance with various financial covenants, including:

•	a maximum leverage ratio (defined as total indebtedness to total asset value) of the Consolidated Group of 40.0%, increasing up to 60.0% once the value of properties designated as borrowing base properties exceeds $300 million;

•	a minimum fixed charge coverage ratio (as defined in the Credit Agreement) of the Consolidated Group of 1.00x, increasing over time to 1.75x;

•	a minimum tangible net worth of the Consolidated Group equal to at least $258.8 million, plus 75.0% of the net proceeds of any additional equity interest; and

•	a minimum liquidity requirement of $15.0 million in unrestricted cash of the Company and its subsidiaries until the later to occur of (1) March 31, 2014 and (2) the date on which the Consolidated Group attains a fixed charge coverage ratio of at least 1.75x.

In addition to these financial covenants, the Credit Agreement requires compliance with various customary affirmative and negative covenants that restrict the ability of the Company and certain of its subsidiaries to, among other things, incur debt and liens, make investments, dispose of properties and make distributions.

The covenant in the Credit Agreement that restricts the incurrence of debt permits each of the Company and each of its subsidiaries to incur:

•	unsecured, nonrecourse debt so long as after giving effect thereto the financial covenants described above are complied with on a pro forma basis and subject to certain other limitations; and

•	recourse debt, subject to satisfaction of certain specified conditions, including a condition that after giving effect to the incurrence thereof the financial covenants described above are complied with on a pro forma basis.

The covenant in the Credit Agreement that restricts distributions includes a restriction that the Operating Partnership’s annual distributions may not exceed the greater of (1) 95.0% of the funds from operations of the Consolidated Group or (2) the amount required for the Company to (a) qualify and maintain its status as a real estate investment trust (REIT) for federal and state income tax purposes and (b) avoid the payment of federal or state income or excise tax. If certain events of default exist or would result from a distribution, or if the obligations under the credit facility are accelerated, the Operating Partnership may be limited or precluded from making distributions.

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including the financial covenants described above, limitations on liens, investments, mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable, the credit facility being terminated and the Lenders becoming eligible to exercise all rights and remedies available to them with respect to the collateral.

Several of the Lenders and their affiliates have provided, and they and other Lenders and their affiliates may in the future provide, various investment banking, commercial banking, fiduciary and advisory services for the Company from time to time for which they have received, and may in the future receive, customary fees and expense reimbursements.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 23, 2013, the Company issued a press release announcing that it had entered into a $290.0 million senior secured credit facility. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of September 17, 2013, by and among American Residential Properties, Inc., American Residential Properties OP, L.P. (the “Operating Partnership”), American Residential GP, LLC and American Residential Properties TRS, LLC, as guarantors, American Residential Leasing Company, LLC, as the borrower, certain other subsidiaries of the Operating Partnership, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

99.1	Press release announcing the amended and restated $290.0 million senior secured credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RESIDENTIAL PROPERTIES, INC.

September 23, 2013	By:	/s/ Shant Koumriqian
Name: Shant Koumriqian
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of September 17, 2013, by and among American Residential Properties, Inc., American Residential Properties OP, L.P. (the “Operating Partnership”), American Residential GP, LLC and American Residential Properties TRS, LLC, as guarantors, American Residential Leasing Company, LLC, as the borrower, certain other subsidiaries of the Operating Partnership, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

99.1	Press release announcing the $290 million senior secured credit facility.